Exhibit 10.8
SELECTIVE INSURANCE GROUP, INC.
CASH INCENTIVE PLAN

SERVICE-BASED
CASH INCENTIVE UNIT AWARD AGREEMENT

This CASH INCENTIVE UNIT AWARD AGREEMENT (“Agreement”) is made and entered into as of the date appearing on the signature page below, pursuant to the Selective Insurance Group, Inc. Cash Incentive Plan (the “Plan”) by and between SELECTIVE INSURANCE GROUP, INC., a New Jersey corporation (the “Company”), and [EMPLOYEE] (the “Recipient”).
WHEREAS, the Salary and Employee Benefits Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), has approved the grant of cash incentive units (each a “Cash Unit”), as described in Section 2 below (the “Award”) pursuant to the Plan to the Recipient as set forth below.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
1.Definitions. Capitalized terms which are not defined herein shall have the meaning set forth in the Plan. If any provision of this Agreement conflicts with any provision of the Plan (as determined in the sole discretion of the Committee) the Plan shall govern.

2.Grant of Cash Units; Initial Value. The Company hereby grants to the Recipient, pursuant to the Plan on the date set forth above, an Award of [NUMBER] Cash Units. Each Cash Unit granted hereunder shall have an initial value of one hundred dollars ($100) as of the first day of the Performance Period set forth below. The final value of each Cash Unit shall be adjusted to reflect the percentage increase or decrease of the total shareholder return on the common stock of the Company from the last Trading Day (as hereinafter defined) of the year immediately preceding the commencement of the Performance Period through the last Trading Day of the Performance Period. For purposes of this Section 2, “Trading Day” shall mean any day on which shares of the common stock of the Company are listed and may be traded on the NASDAQ Stock Market or, if not so listed, the principal securities exchange on which such shares are listed.

3.Payment of Cash Units. The payment for this Award which the Committee determines, in writing, to be earned pursuant to Section 4 shall, subject to the provisions of Section 4 and Section 5, be paid in cash by the Company on a date (the “Payment Date”) as soon as practicable in the calendar year following the end of the calendar year coincident with the end of the Performance Period.

4.Vesting Schedule. The Performance Period for this Award shall commence on [Date to be determined by Committee] and end on [Date to be determined by Committee].

5.Termination of Employment. Except as provided in this Section 5 or in Section 6, the Recipient must be employed by the Company as of the Payment Date to be entitled to receive payment of the Award. Notwithstanding the foregoing, if the Recipient’s employment is terminated prior to such Payment Date by reason of the Recipient’s death or Total Disability or on or after attaining Early Retirement Age or Normal Retirement Age, or for any other reason with the express consent of the Committee, the Award shall be payable at the same time and pursuant to the same terms and conditions, had the Recipient continued employment through the Payment Date.

“Early Retirement Age” shall mean the date on which the Recipient attains age fifty-five (55) and completes ten (10) “1-Year Periods of Service,” as defined in the Selective Insurance Retirement Savings Plan. “Normal Retirement Age” shall mean the later of age sixty-five (65) or the date on which the Recipient completes five (5) 1-Year Periods of Service. “Total Disability” shall mean a total mental or physical inability to perform work during the course of the Recipient’s employment which entitles the Recipient to a disability benefit under the Company’s long-term disability plan or under the Social Security Act.

The transfer of the Recipient’s employment between entities within the Company shall not be considered a termination of employment. In the event of the Recipient’s termination of employment prior to the Payment Date, except as provided in this Section 5 or in Section 6, the Recipient shall have no right to any payment hereunder.
6.Change in Control. Notwithstanding anything in Section 5, in the event a Change in Control occurs, the Award, if not previously forfeited pursuant to Section 5, shall become nonforfeitable, and the value of each Cash Unit shall be determined as of the date of the Change in Control, based upon the percentage increase or decrease of the total shareholder return on the common stock of the Company through the date of the Change in Control as if the date of the Change in Control were the last day of the Performance Period. The payment of the Award so determined shall be made to the Recipient within thirty (30) days of the Change in Control. Notwithstanding the foregoing, if the Recipient has entered into an employment agreement with the Company that provides that Awards under the Plan shall become nonforfeitable upon a qualifying termination of employment following a Change in Control, the Recipient’s Award shall not become immediately nonforfeitable upon the occurrence of a Change in Control, and shall only become nonforfeitable if the Recipient experiences a qualifying termination following the Change in Control, as forth in the employment agreement.

7.Notice. Any notice required or permitted to be given to the Company under this Agreement shall be addressed to Selective Insurance Group, Inc., Attention: Corporate Secretary, 40 Wantage Avenue, Branchville, New Jersey 07890; any notice required or permitted to be given to the Recipient under this Agreement shall be deemed given when delivered personally, when deposited with a United States Post Office, postage prepaid, addressed, as appropriate, either at the Recipient’s address as last known by the Company or such other address as the Recipient may designate in writing to the Company, or by electronic delivery to the Recipient’s electronic address as last known by the Company or such other address as the Recipient may designate in writing to the Company.

8.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.Amendments. Except as otherwise provided in Section 11, this Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

10.Survival of Terms. This Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

11.Severability. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

12.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New Jersey without regard to its principles of conflict of laws.

13.Incorporation of Plan; Acknowledgment. This Agreement is granted pursuant to the Plan, and is in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited. Without limiting the foregoing, by accepting this Cash Unit Award, the Recipient acknowledges and agrees that all cash received by Recipient under this Agreement shall be subject to the Company’s Clawback Policy, as in effect on the date of this Agreement. By signing this Agreement, the Recipient acknowledges having received and read a copy of the Plan.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Cash Incentive Unit Award Agreement on the day and year first above written.

SELECTIVE INSURANCE GROUP, INC.

By: ____________________________________
Name:_______________________________
Title:________________________________

[EMPLOYEE]

Current Date